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                                  NEWS RELEASE
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CONTACT:          John H. Anderson, Chairman and CEO
                  Promistar Financial Corporation
                  (814) 532-3801
                  Janderson@promistar.com
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RELEASE:          IMMEDIATELY


                    Promistar Financial Corporation Completes
                         Acquisition of FNH Corporation

JOHNSTOWN,  Pa.,  August 14, 2001 -- Promistar  Financial  Corporation  (NASDAQ:
PRFC) today completed its previously announced merger with FNH Corporation of Herminie, Pennsylvania, following an affirmative vote by FNH shareholders. FNH Corporation's banking subsidiary, The First National Bank of Herminie, will become a community banking affiliate of Promistar Bank.

"Promistar gains increased market share in the rapidly growing and profitable Westmoreland County, Pennsylvania, market," commented Promistar Chairman and CEO John H. Anderson." "FNH also provides a perfect fit for F.N.B.
Corporation, our recently announced merger partner."

With the completion of this merger, Promistar Financial Corporation will now have total assets of approximately $2.4 billion. The transaction is expected to be accretive to earnings per share in the first six months.

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Promistar  Financial  Corporation is a bank holding company with headquarters at
551 Main Street, Johnstown, Pennsylvania, with assets totaling $2.4 billion. The Corporation's banking affiliate is Promistar Bank, which serves 12 counties throughout southwestern Pennsylvania. Promistar Financial Corporation's other affiliates include Promistar Trust Company, a state chartered trust company; Promistar Investment Advisors, Inc., a registered investment adviser; Promistar
Capital  Advisors,  Inc.,  a  Pennsylvania   corporation;   Promistar  Community
Development Corporation, which provides housing for low-to-moderate income citizens; Bedford Associates, Inc., a real estate company; Bedford Associates of Delaware, Inc., an investment company; and Flex Financial Consumer Discount Company.

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On June 14, 2001, Promistar Financial  Corporation announced that it would merge with and into F.N.B. Corporation. Once the merger is complete, all Promistar Bank offices will operate under the First National Bank of Pennsylvania name. The combined Corporation will allow customers to bank at any of over 100 community offices throughout western and southwestern Pennsylvania.